Exhibit 99.1


   ITEX Corporation Announces Expected Loss for Fourth Quarter


    SACRAMENTO, Calif.--(BUSINESS WIRE)--Aug. 20, 2003--ITEX
Corporation, (OTCBB:ITEX):

    --  Legal costs increase

    --  Corporate Staff reduced by thirty percent

    --  Franchise expenses reduced

    ITEX Corporation, (OTCBB:ITEX) a leading business services and payment systems company, today announced that the fourth quarter of fiscal 2003, ending July 31, will show a loss, potentially sizeable enough to create a loss for the entire year. Audited numbers are expected to be released in late October with the filing of the company's annual report on Form 10-KSB.
    Steven White, chairman of the board stated, "Our core business continues to be strong, as evidenced by the two most recent four week billing cycles. Although the last cycle, ending Aug. 7, was on par with the previous year, the cycle prior, ending July 10, was our strongest cycle in four years on a comparable basis. However, we were faced with a number of expense items that will impact the fourth quarter. A number of unresolved legal issues recently were uncovered by the new management and were dealt with immediately. These legal settlement costs, coupled with the residual effects of poor execution in several departments of our business, caused us to suffer damage to earnings for the quarter."
    White further stated, "Moving forward, our primary focus is to elevate the Broker Network by working closely with them and concurrently keep our corporate overhead low. We are taking all necessary steps to protect and strengthen the company."

    ITEX settles several lawsuits; served by former executive

    ITEX settled several outstanding lawsuits in the fourth quarter, incurring over $100,000 in legal fees and settlements. The settlements eliminated further legal costs and the potential exposure to these cumulative claims, which was significantly higher than the settlement amounts.
    ITEX faces additional litigation claims as a result of the recent restructuring of its executive management team. ITEX was recently served with a lawsuit by a former executive for wrongful termination, and has received a threat of litigation from two other former executives. A dispute concerning accrued vacation pay for two of these former executives may incur further costs, including legal fees. ITEX plans to vigorously defend these claims. The potential exposure to ITEX, including legal fees and potential liability with payroll taxes, could total several hundreds of thousands of dollars.

    Staff and overhead reduced

    The Company has reduced its corporate staff by thirty percent in the past 60 days for a reduction in salaries from $160,000 to approximately $100,000 per month. Of the salary reductions, $20,000 was the result of the recent sale of offices in New York and Toronto. The reductions were made possible by the increased efficiency of our remaining staff, and were deemed necessary in order to pay outstanding obligations and put the company on firmer financial ground.

    Franchise expenses reduced

    Since the beginning of the fiscal year on Aug. 1, 2002, the Company incurred more than $300,000 in marketing, labor, legal and other costs associated with the franchise growth model. During the same period, revenue generated from the franchising effort was $32,500, derived from the sale of four new broker franchises.
    ITEX has halted expenses relating to its franchise promotional efforts. We continue to seek regulatory approval in California and certain provinces in Canada. ITEX is currently qualified to sell franchises in 49 of the 50 states.

    About ITEX:

    Founded in 1982, ITEX Corporation (http://www.itex.com) is a business services and payment systems company processing over $150,000,000 a year in transactions between member businesses. ITEX assists its member businesses to increase sales, open new markets and utilize the full business capacity of their enterprises by providing a private currency through the company's broker network and client base.

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; the effect of international, national, and regional economic conditions; our ability to satisfy our debt obligations; the availability of adequate working capital; the effect of competitive barter exchanges; changes in legislation; demographic changes, our ability to attract and retain qualified personnel; changes in our business strategy or development plans; business disruptions; and changes in the demand for goods and services offered by members of our trade exchange. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of Aug. 19, 2003, and ITEX undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


    CONTACT: ITEX Corporation
             Alan Zimmelman, 916-679-1222
             alan.zimmelman@itex.com